Exhibit 5.8

CONSENT OF DMITRY TOLSTOV
CONSENT OF AUTHOR / EXPERT

I hereby consent to:

1.	the use of my name, Dmitry Tolstov, and reference to my name, the technical report entitled “Fortuna Silver Mines Inc.: Lindero Mine and Arizaro Project, Salta Province, Argentina” dated effective December 31, 2022 (the “Lindero Report”), evaluating the Lindero property of Fortuna Mining Corp. (the “Company”), and the information contained in the Lindero Report described or incorporated by reference in the Company’s Registration Statement on Form F-10 filed with the United States Securities and Exchange Commission; and

2.	the use of my name, Dmitry Tolstov, and reference to my name and the Lindero Report under the headings “Interest of Experts” and “Technical Information and Third-Party Information” in the Company’s short form base shelf prospectus dated August 29, 2025.

Dated: August 29, 2025

/s/ Dmitry Tolstov
Dmitry Tolstov, MMSA (QP)